Exhibit 10.1

CUSTODIAN AGREEMENT

CUSTODIAN AGREEMENT dated as of [            ], 20[    ] (this “Agreement”), by and among THE BANK OF NEW YORK MELLON, a banking corporation organized under the laws of the State of New York acting in its capacity as trustee (in such capacity, “Trustee”) of the iShares® Copper Trust, a trust governed by the laws of the State of New York (the “Trust”) and not individually, METRO INTERNATIONAL TRADE SERVICES LLC, a limited liability company organized under the laws of [            ] (hereafter, “Custodian”), and J. ARON & COMPANY, a New York general partnership (“Purchaser”).

WHEREAS, pursuant to the provisions of the Trust Agreement (as defined below), Trustee is required to establish an account with Custodian to hold and maintain certain property which Trustee holds in its capacity as Trustee;

WHEREAS, Custodian agrees to establish such custody account and to hold and maintain the property in such account on the terms and conditions herein set forth; and

WHEREAS, Purchaser agrees from time to time to purchase from Trust certain amounts of Copper (as defined below) subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the agreements hereinafter set forth, Trustee, Purchaser and Custodian agree as follows:

1. Establishment of Account; Definitions.

(a) Custodian shall establish and maintain one or more custodial accounts entitled “The Bank of New York Mellon, as trustee of the iShares® Copper Trust” (collectively, the “Account”) for the receipt of Copper delivered to Custodian as contemplated in the Trust Agreement and the Procedures (each as defined below).

(b) For purposes of this Agreement:

“Account Daily Balance” means, as of any day, the aggregate number of Tonnes of Copper and fractions thereof (including any undivided interests in Copper) credited to the Account at the end of such day after giving effect to any receipt or disposition of Copper pursuant to the Procedures and to any purchase of Copper to be made by Purchaser in respect of such day pursuant to Section 13 (regardless of whether such sale has been settled); provided, that fractions of less than 0.001 Tonne will be disregarded.

“Affected Party” means (i) Trustee, in the case of a Custodian Performance Breach or a Purchaser Performance Breach, (ii) Purchaser, in the case of a Trustee Performance Breach arising exclusively from the Trust’s failure to comply with its obligations under Section 13, and (iii) Custodian, in the case of a Trustee Performance Breach arising from the Trustee’s failure to comply with its obligations under this Agreement (other than the Trust’s obligations under Section 13).

“Approved Location” means the Overseas Locations and each of the cities of East Chicago (Indiana), Mobile (Alabama), New Orleans (Louisiana) and Saint Louis (Missouri); provided, that the list of cities which constitute Approved Locations may be modified from time to time in compliance with Section 3(f) of this Agreement.

“Authorized Participant” has the meaning set forth in the Trust Agreement; provided, however, that any reference to an “Authorized Participant” herein refers to an Authorized Participant in respect of which Custodian has, in its discretion, established one or more accounts for the receipt of Copper and funds in connection with transfers of Copper.

“Business Day” means any day other than a Saturday, a Sunday and any other day on which the Exchange (as defined in the Trust Agreement) is not open for regular trading.

“Capacity” means, as of any date, (i) with respect to any Approved Location, the maximum number of Tonnes of Copper which Custodian is obligated to hold for the Account at such Approved Location as of such date; and (ii) with respect to this Agreement, the maximum number of Tonnes of Copper which Custodian is obligated to hold for the Account at all Approved Locations as of such date.

“Capacity Adjustment Date” means the [six-month] anniversary of the date of this Agreement.

“Copper” means electrolytic copper Grade A in the form of cathodes that, at the time it is delivered to the Trust, satisfies all of the requirements (including in respect of brand, markings, bundling, shape, weight and size) to be put on Warrant in compliance with the LME Rulebook as in effect at the time such copper is delivered to Custodian pursuant hereto.

“Copper Expense Equivalent” means, as of any day on which an LME Bid Price is announced, the number of Tonnes of Copper obtained by dividing (1) the sum of all expenses of the Trust (including the Custodian’s Fee and the Sponsor’s Fee, but excluding expenses payable or reimbursable by the Sponsor pursuant to Section [5.3(g)] of the Trust Agreement) accrued in the period from, but excluding, the last day on which a purchase of Copper by Purchaser occurred pursuant to Section 13(a) of this Agreement to, and including, the date for which the Copper Expense Equivalent is being computed, by (2) the LME Bid Price announced on such day (expressed in U.S. dollars).

“Custodian’s Fee” has the meaning set forth in Section 10.

“Custodian Performance Breach” means (i) any failure by Custodian to comply with its obligations under this Agreement, (ii) any failure of any representation or warranty of Custodian under Section 2 to be true and correct, or (iii) any failure by Custodian to exercise in the discharge of its obligations under this Agreement with respect to the maintenance of the Trust’s Property such care as a reasonably careful person would exercise under like circumstances, and the failure under clause (i), (ii) or (iii) has not been cured within seven (7) days after Custodian’s discovery of such failure.

“Depositor” means a party that, pursuant to the provisions of the Trust Agreement, delivers Copper to Custodian for deposit into the Account.

“Equalization Facility Agreement” means the Equalization Facility Agreement entered into as of [                    ] by Sponsor and Purchaser.

“LME” means The London Metal Exchange or any successor thereto.

“LME Bid Price” means, as of any day, the Cash Buyer Official Price for Copper announced by the LME on such day.

“LME Rate” means, as of any day on which the fee referred to in clause (2) of Section 10 is accrued and for each Approved Location, the maximum per-Tonne, per-day fee published by the LME that, on the first day of the calendar year in which such day occurs, Custodian charged for the warehousing of copper at such Approved Location under the LME Warehouse Agreement.

“LME Rulebook” means the rules and regulation of the LME, as from time to time in effect.

“LME Warehouse Agreement” means the Warehouse Agreement between Custodian and the LME, as in effect from time to time.

“On-Warrant Copper” has the meaning set forth in Section 1(f).

“Overseas Locations” means, as of the date of this Agreement, the cities of Antwerp (Belgium), Hull (England), Liverpool (England) and Rotterdam (the Netherlands).

“Party in Breach” has the meaning set forth in Section 11( a).

“Procedures” means the Creation and Redemption Procedures adopted by the Sponsor and the Trustee as of [            ], 20[    ], as amended, superseded or supplemented from time to time in compliance with the provisions hereof and thereof.

“Property” means any Copper received by Custodian for deposit into the Account.

“Purchaser Performance Breach” means (i) any failure by Purchaser to comply with its obligations under this Agreement, or (ii) any failure of any representation or warranty of Purchaser under Section 2 to be true and correct, and the failure under clause (i) or (ii) has not been cured within seven (7) days after Purchaser’s discovery of such failure.

“Sponsor” means BlackRock Asset Management International Inc., a Delaware corporation acting in its capacity as the sponsor of the Trust, and any successor thereto in such capacity.

“Sponsor’s Fee” means the fee payable to the Sponsor in compliance with the Trust Agreement.

“Termination Date” means the date designated (pursuant to, and in compliance with, Section 3(i)(v) or Section 11(a) hereof) by an Affected Party for the termination of such Affected Party’s obligations hereunder to a Party in Breach.

“Tonne” means a metric ton (equivalent to 1,000 kilograms).

“Trust Agreement” means the Depositary Trust Agreement dated as of [            ], 20[    ], between BlackRock Asset Management International Inc., a Delaware corporation, and the Trustee, pursuant to which the Trust was created, as the same may be amended, superseded or supplemented from time to time in compliance with the provisions hereof and thereof.

“Trustee Performance Breach” means (i) any failure by Trustee to comply with its obligations under this Agreement, or (ii) any failure of any representation or warranty of Trustee under Section 2 to be true and correct, and the failure under clause (i) or (ii) has not been cured within seven (7) days after Trustee’s discovery of such failure.

“Warrant” means a warehouse receipt issued in respect of copper Grade A pursuant to, and in compliance with, the LME Rulebook.

(c) The ownership of all Property shall be clearly recorded on Custodian’s books as belonging to the Trust. Custodian’s records shall at all times allow for the separate identification of all Property, and shall not commingle such Property with any assets of Custodian, the Trustee in its individual capacity or the assets of Custodian’s other customers; provided, however, that in the case of any bundle or parcel of physical Copper the ownership of which is shared between the Trust and any other entity, clear indication in Custodian’s records of the extent of the Trust’s ownership interest in such bundle or parcel (by percentage, weight or similar means) shall suffice.

(d) Subject to Sections 1(e) and 3(h), Custodian shall accept Copper delivered by or on behalf of a Depositor at the Approved Location selected by such Depositor. Custodian will not be required to undertake an assay of Copper delivered for deposit into the Account, but it must carefully undertake a visual inspection of such Copper and all supporting documentation and reject such Copper if it concludes that such Copper or the supporting documentation is in any way patently sub-standard or anomalous. Without limiting the foregoing, Copper will be patently sub-standard if (1) there is broken or visibly corroded strapping which could make the bundle of metal unsafe to handle; (2) there is visible contamination of the metal; or (3) there is inconsistent branding of metal. Custodian will not be required to break bundles or inspect metal cathodes hidden from view within bundles, unless there are visible signs indicating or suggesting a defect in quality within a bundle or Custodian is in any way aware that there is a defect within a bundle not apparent from a visual inspection. References to visibility shall mean that which is visible to the naked eye.

(e) Custodian shall not be obligated to accept any Copper delivered to it for deposit into the Account unless Custodian is reasonably satisfied that the Depositor thereof (or a person on its behalf) has paid (i) all fees owed to Custodian in respect of the delivery of such Copper (including, without limitation, any fees hereunder and under the Procedures), and (ii) any fees and taxes, of any nature whatsoever, incurred in connection with the transfer thereof, or the storage thereof prior to such delivery to Custodian.

(f) Unless otherwise instructed by Trustee, no Copper held in the Account will be on Warrant; provided that if any Copper held in the Account is on Warrant pursuant to any such instruction by Trustee (“On-Warrant Copper”), then the holding of such On-Warrant Copper by Custodian shall be subject to any applicable requirements of the LME Rulebook.

2. Representations and Warranties.

(a) Custodian hereby represents and warrants that, as of the date of this Agreement and as of any date on which Copper is credited to, debited from, or substituted in, the Account:

(i) it is a limited liability company, duly organized and in good standing under the laws of its jurisdiction of organization as set forth above;

(ii) it is an LME listed warehouse company;

(iii) this Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of Custodian;

(iv) the execution, delivery and performance of this Agreement by Custodian do not and will not violate any applicable law or regulation and do not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect;

(v) prior to the execution of this Agreement, it has delivered to Trustee a complete copy of the LME Warehouse Agreement as in effect on the date hereof; and

(vi) copper substituted by it for other Copper previously held in the Account meets the definition of “Copper” in this Agreement and is of weight equivalent to Copper for which the substitution is made.

(b) Trustee hereby represents and warrants that, as of the date of this Agreement and as of any date on which Copper is credited to, debited from, or substituted in, the Account:

(i) it is a banking corporation organized under the laws of the State of New York;

(ii) it is the trustee of the Trust and has all necessary authority, power, licenses and authorizations to act as such under the Trust Agreement and to enter into and perform its obligations under this Agreement;

(iii) the person entering into this Agreement on behalf of the Trustee has been duly authorized to do so;

(iv) the execution, delivery and performance of this Agreement by Trustee do not and will not violate applicable law or regulation and do not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect; and

(v) prior to the execution of this Agreement, it has delivered to Custodian a complete copy of the Procedures as in effect on the date hereof.

(c) Purchaser hereby represents and warrants that, as of the date of this Agreement and as of any date on which Copper is purchased by it from the Account:

(i) it is a New York general partnership;

(ii) this Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of Purchaser; and

(iii) the execution, delivery and performance of this Agreement by Purchaser do not and will not violate any applicable law or regulation and do not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect.

3. Undertakings and Agreements of Custodian. Custodian hereby undertakes and agrees that, so long as any Property is held in the Account:

(a) Insurance. Custodian shall maintain such insurance as it is required to maintain under the LME Warehouse Agreement. Upon reasonable prior written notice, in connection with the preparation of the initial registration statement under the Securities Act of 1933 for shares of the Trust or any amendment to that registration statement or any subsequent registration statement for those shares, Custodian will allow its insurance to be reviewed by Trustee, the Sponsor, any underwriter mentioned in that registration statement or amendment and their respective counsel.

(b) Charges; Liens. Trustee agrees that Custodian shall have a lien on all Property to secure the payment obligations of Trustee or the Trust to Custodian hereunder. Custodian agrees that, except as provided in the previous sentence, Property held in the Account shall not be subject to any right, charge, security interest, lien or claim of any kind in favor of Custodian or any creditor of Custodian. Custodian shall not loan, hypothecate, pledge or otherwise encumber any Property in the Account absent Trustee’s written instructions.

(c) Transferability. Beneficial ownership of the Property held in the Account shall be freely transferable without the payment of money or value other than as expressly provided herein.

(d) Reports. For each Business Day, not later than 9:00 a.m., New York time on the following Business Day, Custodian shall transmit to Trustee by facsimile message signed by any person set forth on Schedule A-2, as such Schedule may be changed from time to time by written notice to Trustee and Purchaser from Custodian (a “Custodian Authorized Person”) and by e-mail information showing the movement of Copper into and out of the Account, identifying separately each transaction and any substitution or relocation of Copper made under Section 4(e). Custodian shall supply to Trustee at least monthly, within ten Business Days following the end of each calendar month, by facsimile message signed by a Custodian Authorized Person a written statement which (i) lists all Property held in the Account including a weight list for the Copper in the Account containing information sufficient to uniquely identify such Copper; (ii) identifies the location where such Property is physically located and, for each day, the aggregate amount of Property held at each location; and (iii) details all transactions involving the Account during the period covered by the report, and (iv) identifies the Depositor of each lot of Copper added to the Account during the period covered by the report. Such reports shall also include any other information that Trustee may reasonably request. Custodian shall provide additional weight lists to the Trustee upon request from the Trustee.

(e) Notice of Changes. Custodian shall notify Trustee and Sponsor immediately in writing if (i) Custodian receives notice of any claim against the Property other than a claim of Custodian for payment permitted by this Agreement; (ii) Custodian shall otherwise fail to comply with any of the provisions of this Agreement; or (iii) any of the representations and warranties in Section 2(a) shall cease to be true and correct.

(f) Location of Copper. Copper in the Account shall be held by the Custodian at facilities that are (i) unless otherwise authorized in writing by Trustee in its discretion, LME listed warehouses approved for the storage of copper by the LME at the time such Copper is delivered to Custodian pursuant hereto and (ii) located in cities which are Approved Locations at the time such Copper is so delivered; provided, that the list of cities included in the definition of “Approved Locations” in this Agreement may be modified from time to time in writing by Custodian and Trustee.

(g) Relocation of Copper at Custodian’s Expense. In the event that (1) Custodian shall breach its obligations under Section 7.2 of the LME Warehouse Agreement in connection with any facility at which any Property is maintained pursuant hereto, and (2) as a result thereof the LME shall require that Custodian relocate copper at such facility at Custodian’s risk and expense, then upon request of Trustee, Custodian shall, at its own expense, promptly relocate all Property maintained at such facility to another Approved Location.

(h) Initial Capacity. Custodian shall be required to take delivery of Copper at an Approved Location only if, after giving effect to such delivery, the Capacity at the time in effect for such Approved Location is not exceeded. As of the date of this Agreement, the Capacity in effect for each Approved Location shall be as follows:

Approved Location	Initial Capacity	Adjusted Capacity	Minimum Capacity
East Chicago	[ ] Tonnes	[ ] Tonnes	[ ] Tonnes
Mobile	[ ] Tonnes	[ ] Tonnes	[ ] Tonnes
New Orleans	[ ] Tonnes	[ ] Tonnes	[ ] Tonnes
Saint Louis	[ ] Tonnes	[ ] Tonnes	[ ] Tonnes
Overseas Locations	[ ] Tonnes	[ ] Tonnes	[ ] Tonnes
Total Capacity	[ ] Tonnes	[ ] Tonnes	[ ] Tonnes

where the “Initial Capacity” with respect to an Approved Location is the Capacity in effect with respect to such Approved Location as of the date of this Agreement; the “Adjusted Capacity” with respect to an Approved Location is the Capacity with respect to such Approved Location that will take effect (in place of the Initial Capacity) on the Capacity Adjustment Date if the actual amount of the Trust’s Copper at such Approved Location during the five consecutive calendar day period immediately preceding the Capacity Adjustment Date did not equal or exceed 50% of the Initial Capacity with respect to such Approved Location; and the “Minimum Capacity” with respect to an

Approved Location is the Capacity with respect to such Approved Location that will be in effect (in place of the Initial or Adjusted Capacity, as the case may be) on the day [two] years following the date of this Agreement if during the five consecutive calendar period immediately preceding such date the actual amount of the Trust’s Copper at the applicable Approved Location did not equal or exceed 50% of the Initial Capacity with respect to such Approved Location.

(i) Capacity Adjustments. The Capacity in effect with respect to an Approved Location and the total Capacity available under this Agreement may from time to time be adjusted as follows:

(i) Within [            ] months after any five consecutive calendar day period during which the Trust’s Copper held at an Approved Location exceeds fifty percent (50%) of the Capacity at the time in effect for such Approved Location (the last day of such five consecutive calendar day period, a “Location Trigger Date”), Custodian may give irrevocable written notice to Trustee of its decision to increase the Capacity for such Approved Location by an amount at least equal to fifty per cent (50%) of the Initial Capacity specified for such Approved Location in Section 3(h)(g), and such decision shall be binding upon the parties hereto and shall operate to increase by such amount, with effect on the date of such notice to Trustee, the Capacity in effect for such Approved Location; provided, however, that without the express written consent of Trustee such decision shall not be binding upon the parties hereto, and shall not operate to increase the Capacity in effect for such Approved Location if, at the time such notice is given by Custodian to Trustee, either (1) more than [            ] calendar days have elapsed from the Location Trigger Date, or (2) the Property held at such Approved Location exceeds seventy-five percent (75%) of the Capacity for such Approved Location in effect as of the Location Trigger Date; and provided, further, that with the express written consent of Trustee, the Capacity in effect for such Approved Location may be increased by Custodian by an amount which is less than fifty per cent (50%) of the Initial Capacity specified for such Approved Location in Section 3(h)(g).

(ii) After the Capacity Adjustment Date, Custodian may, within [            ] months following any five consecutive calendar day period during which the Capacity at the time in effect for an Approved Location continuously exceeded one hundred fifty percent (150%) of the Trust’s Copper held at such Approved Location (the last day of such five consecutive calendar day period, a “Location Reduction Date”), give irrevocable written notice to Trustee of its decision to decrease the Capacity for such Approved Location by an amount not greater than fifty percent (50%) of the Initial Capacity specified in Section 3(h) with respect to such Approved Location, and such decision shall be binding upon the parties hereto and shall operate to decrease by such amount, with effect on the date of such notice to Trustee, the Capacity in effect for such Approved Location; provided that the

Capacity in effect for any Approved Location following such Location Reduction Date may in no event be below the Minimum Capacity for such Approved Location.

(iii) Within [            ] months after any five consecutive calendar day period during which the Trust’s Copper held in the Account exceeds fifty percent (50%) of the aggregate Capacity at the time in effect for all Approved Locations (the last day of such five consecutive calendar day period, a “Facility Trigger Date”), Custodian may give irrevocable written notice to Trustee of its decision to increase the Capacity for each Approved Location by an amount at least equal to fifty per cent (50%) of the Initial Capacity specified for such Approved Location in Section 3(g)(h), and such decision shall be binding upon the parties hereto and shall operate to increase by such amount, with effect on the date of such notice to Trustee, the Capacity in effect for each Approved Location; provided, however, that without the express written consent of Trustee such decision shall not be binding upon the parties hereto with respect to, and shall not operate to increase the Capacity in effect for, an Approved Location if, at the time such notice is given by Custodian to Trustee, a Location Trigger Date has occurred with respect to such Approved Location pursuant to clause (i) above; and provided, further, that without the express written consent of Trustee such decision shall not be binding upon the parties hereto, and shall not operate to increase the Capacity in effect for any of the Approved Locations if, at the time such notice is given by Custodian to the Trustee, either (1) more than [            ] calendar days have elapsed from the Facility Trigger Date, or (2) the Copper held in the Account exceeds seventy-five percent (75%) of the aggregate Capacity for all Approved Locations in effect as of the Facility Trigger Date.

(iv) Within [            ] months after any five consecutive calendar day period during which the aggregate Capacity at the time in effect for all Approved Locations exceeds one hundred fifty percent (150%) of all of the Trust’s Copper held in the Account (the last day of such five consecutive calendar day period, a “Facility Reduction Date”), Custodian may give irrevocable written notice to Trustee of its decision to decrease the Capacity for each Approved Location by an amount not greater than fifty percent (50%) of the Initial Capacity specified in Section 3(h) with respect to such Approved Location, and such decision shall be binding upon the parties hereto and shall operate to decrease by such amount, with effect on the date of such notice to Trustee, the Capacity in effect for each Approved Location; provided that the Capacity in effect for each Approved Location following such Facility Reduction Date may in no event be below the Minimum Capacity for such Approved Location.

(v) If Custodian is permitted to, but does not, provide notice to Trustee to increase Capacity within the [            ] month period referred to in clause (i) above, then Section 11(f) shall no longer be applicable to the Trustee with respect to the relevant Approved Location. If Custodian is permitted to, but does not, provide notice to Trustee to increase Capacity within the [            ] month period referred to in

clause (iii) above, then Trustee shall have the right to designate a Termination Date by prior written notice given to Custodian and Purchaser at least 60 Business Days prior to the date designated by Trustee as the Termination Date.

(vi) In connection with any notice of increase or decrease in Capacity provided to the Trustee pursuant to this Section 3(i), Custodian shall provide the computations confirming that the requirements for such increase or decrease have been met.

4. Powers and Duties of Custodian.

(a) Delivery, Receipt and Maintenance of Property. Custodian shall receive, hold, release and deliver Property from the Account only in accordance with this Agreement and the Procedures.

(b) Release of Property. No Property held in the Account shall be released in any manner whatsoever except in accordance with this Agreement and the Procedures or upon written instructions of Trustee. In connection with a redemption of shares of the Trust, as provided in the Procedures, Custodian will transfer the relevant amount of Copper from the Account to the account of the redeeming Authorized Participant. In transferring such relevant amount of Copper, Custodian will select Copper from the Account to be placed on Warrant or delivered in the form of a warehouse receipt by using the algorithm from time to time provided by Trustee.

(c) Payment of Taxes. Custodian shall provide to Trustee notice of any and all taxes and levies in the nature of taxes imposed on the Property by any governmental authority promptly after Custodian becomes actually aware of such imposition. Unless Trustee otherwise instructs Custodian in writing, Custodian shall not liquidate any Copper in the Account in order to pay any such tax or levy. Custodian is under no obligation to advance its own funds in the payment of taxes or levies on the Property held in the Account; provided, that if Custodian nevertheless advances its own funds for the payment of taxes or levies on Property held in the Account, Trustee shall promptly reimburse Custodian for all amounts so advanced.

(d) Other Information. Custodian shall provide to Trustee and Sponsor (i) its most recent audited financial statements promptly after such statements are prepared; (ii) information reasonably requested by Trustee regarding Custodian’s policies and procedures applicable to its activities hereunder; (iii) prompt notice of any communication received by Custodian from the LME (1) suspending, terminating, or threatening to suspend or terminate the status of Custodian as an LME listed warehouse company, or the approval of any of Custodian’s facilities as an authorized location for the storage of copper, (2) instituting disciplinary procedures against Custodian pursuant to the LME Warehouse Agreement, or (3) announcing the modification or proposed modification of any LME rule or regulation which is, or would be (if adopted, in the case of a proposed modification) reasonably expected to have an effect on the operation of the Trust or the performance of the obligations of Custodian hereunder; (iv) a copy of any document that amends, supersedes or modifies the LME Warehouse Agreement; and (v) a copy of any communication sent by Custodian to the LME (1) reporting, pursuant to the LME Warehouse Agreement, any degradation in the level of security of any of the facilities at which Property is held, or any change as a result of which any such facility fails to meet LME standards, or (2) terminating the LME Warehouse Agreement.

(e) Substitution and Relocation of Copper. With the prior approval of Trustee, Custodian may (i) substitute other Copper for Copper held in the Account, provided that there is no change in the total amount of Copper held in the Account and (ii) at its own risk and expense, move Copper held in the Account from one Approved Location to another Approved Location. For the avoidance of doubt, Custodian’s action pursuant to Section 13(e) hereof shall not constitute a substitution within the meaning of this Agreement.

5. Access to Records; Inspection Rights. Upon at least ten days’ prior notice, during Custodian’s regular business hours, any officer or properly designated representative of Trustee, any independent public accountants or other inspectors for the Trust identified by Trustee and any person designated by any regulatory authority having jurisdiction over Trustee or the Trust shall be entitled, at the Trust’s risk and expense, to examine on Custodian’s premises (i) all Property held by Custodian pursuant to this Agreement and (ii) Custodian’s records regarding the Property held hereunder, but only upon receipt from Trustee of written instructions to that effect. In addition, Custodian shall cooperate with Trustee in providing (i) to Trustee’s external auditors and the Trust’s external auditors such reports (or portions thereof) of the external auditors of Custodian as relate directly to Custodian’s system of internal accounting controls and procedures applicable to its duties under this Agreement; and (ii) to the Trustee, any information that the Sponsor may reasonably require in connection with the preparation of periodic reports or other documents to be filed on behalf of the Trust pursuant to applicable federal securities laws.

6. Instructions from Trustee; Other Notices; Addresses.

(a) Instructions from Trustee. Whenever in this Agreement it is provided that Custodian is authorized to act or refrain from acting on instructions, approval or consent of, or notice from, Trustee, Custodian is so authorized to act or refrain from acting only on instructions, approval, consent or notice given in accordance with this Section 6(a). As used in this Section 6(a), the term “instructions” shall be deemed to include approvals, consents or notices. Custodian is authorized to rely and act upon written instructions signed by any person designated in the schedule attached hereto as Schedule A-1, as such Schedule may be changed from time to time by written notice to Custodian and Purchaser from Trustee (“Trustee Authorized Persons”). Instructions in writing shall include (i) instructions in writing signed by a Trustee Authorized Person

(including facsimile or e-mail transmissions attaching copies thereof); and (ii) such other forms of communication as may be agreed upon from time to time by Trustee and Custodian. Except where otherwise provided in this Agreement, Custodian is further authorized to rely upon instructions received orally or by any other means which are identified as having been given by a Trustee Authorized Person and which conform to any agreement which might be entered into by Trustee and Custodian regarding the method of identification or the means of transmission of such instructions. Any such oral instructions shall be promptly confirmed in writing. Custodian acknowledges that all discretionary actions of Trustee hereunder require the direction of the Sponsor (provided that Custodian shall not be responsible for verifying whether or not the Sponsor has so directed Trustee).

(b) Amendments. Once given, instructions will continue in effect until a subsequent communication cancelling, amending or superseding such instructions is actually received by Custodian in compliance with the provisions of this Agreement.

(c) Unclear or Ambiguous Instructions. If, in Custodian’s opinion, any instructions received from Trustee are unclear or ambiguous, Custodian will use reasonable efforts (taking into account any relevant time constraints) to obtain clarification of those instructions but, failing that, Custodian may in its absolute discretion and without liability on its part either act upon what Custodian believes in good faith such instructions to be, or refrain from acting upon such instructions until they have been clarified to Custodian’s reasonable satisfaction.

(d) Refusal to Execute. Custodian will have the right to refuse to execute any instructions which Custodian in good faith believes to be contrary to any laws, rules, regulations, practices or customs by which Custodian is bound.

(e) Other Notices; Addresses. Except as otherwise specifically provided herein, all notices contemplated by this Agreement shall be in writing signed by, as the case may be, a Trustee Authorized Person, a Custodian Authorized Person, or a person listed on Schedule A-3, as such Schedule may be changed from time to time by written notice to Custodian and Trustee from Purchaser, and, except as otherwise agreed in writing from time to time by the parties, shall be given by facsimile or e-mail transmission, courier, or first-class mail, postage prepaid. Such notices shall be given, and shall be deemed given when received, at the addresses set forth in Schedule B hereto, as such Schedule may be amended from time to time upon prior written notice from Trustee to Custodian and Purchaser, from Custodian to Trustee and Purchaser, or from Purchaser to Trustee and Custodian, as the case may be.

7. Sub-Custodians. Without the express written consent of Trustee, which consent Trustee shall be free to withhold in its discretion (but Trustee agrees that it will not provide such consent without authorization from the Sponsor), Custodian will not retain any sub-custodians to discharge Custodian’s obligations hereunder.

8. Annual Certificate. Custodian shall deliver to Trustee annually on the anniversary of the date of this Agreement (and, if requested by Trustee, also on such Business Days as shall be specified by Trustee by written request given at least five Business Days prior to the date so specified) a certificate dated the date of delivery, certifying that Custodian has, since the date of this Agreement or the date of the preceding such certificate, complied with the terms and conditions of this Agreement and that Custodian’s representations and warranties in Section 2(a) of this Agreement continue to be true and correct; provided, however, that Custodian shall not be required to provide more than four such certificates in any calendar year.

9. Liability of Custodian; Indemnification.

(a) Subject to as provided in clauses (b), (c) and (d) below, Custodian shall be liable for and shall indemnify Purchaser, Trustee and the Trust for, and hold Purchaser, Trustee and the Trust harmless from, any loss, damage, cost, judgment, expense or any other liability (including, but not limited to legal fees and expenses) (“Losses”) incurred by Purchaser, Trustee (individually or in its capacity as Trustee) or the Trust relating to or arising from a Custodian Performance Breach. Purchaser or Trustee, as the case may be, shall notify Custodian promptly of any proceeding or claim for which it may seek indemnity, provided, however, that any failure or delay in so notifying Custodian shall not affect the indemnification obligations of Custodian, except to the extent such failure or delay causes actual prejudice to Custodian. Custodian shall cooperate fully with Purchaser or Trustee, as the case may be, with respect to any such proceeding or claim at no cost to Custodian unless Custodian is ultimately determined to be at fault.

(b) Except for Copper deposited by Custodian in substitution for other Copper held in the Account pursuant to Section 4(e), Custodian disclaims all liability for the genuineness and quality of copper delivered to Custodian under this Agreement, provided, however, that this sentence shall not limit the Custodian’s obligations to inspect and reject Copper pursuant to Section 1(d).

(c) Neither Custodian nor any of its directors, employees, agents or affiliates shall incur any liability to Purchaser, Trustee or the Trust if by reason of any provision of any present or future law, rule or regulation of the United States or any other country, or of any governmental or regulatory authority (which, for purposes of this Agreement, includes the LME), or by reason of an act of God or war or terrorist or other unanticipated circumstance beyond the reasonable control of Custodian, Custodian is prevented or forbidden from, or would be subject to civil or criminal penalty on account of, or is delayed in, doing or not doing any act or thing which the terms of this Agreement provide that shall be done or not done by Custodian and, as a result thereof, Custodian does not do or perform such act or thing, or does or performs such act or thing at a later time than would be required hereunder, provided, however, that this Section shall not prevent any Affected Party from declaring a Custodian Performance Breach.

(d) Notwithstanding anything to the contrary in this Agreement, no party shall be liable under this Agreement (including, but not limited, pursuant to this Section 9), for any consequential, punitive, special, incidental or indirect damages (including lost profits).

(e) Trustee shall indemnify Purchaser and Custodian for and hold Purchaser and Custodian harmless against any Loss relating to or arising from (i) any breach of the representations and warranties of Trustee contained in this Agreement, or of its obligations hereunder, or (ii) acts or omissions by Custodian in compliance with instructions from Trustee in accordance with Section 6 that Custodian reasonably believes were given by a Trustee Authorized Person, including instructions to release Property from the Account to a person designated by Trustee.

10. Fees. As compensation for its services hereunder, Trustee shall pay to Custodian a fee (the “Custodian’s Fee”) which shall accrue daily, but shall be payable monthly in arrears against the Custodian’s statement of the amount due, in an amount equal to the sum of (1) for each Tonne of any On Warrant Copper held in the Account as of the end of the day for which the computation is made, the maximum per Tonne per day fee that Custodian is authorized to charge pursuant to the LME Warehouse Agreement on such day for the warehousing of copper at the location where such On Warrant Copper is held, and (2) for each Tonne of Copper included in the Account Daily Balance as of the end of the day for which the computation is made, other than On Warrant Copper, an amount equal to the product of the LME Rate and the factor corresponding to such Tonne of Copper pursuant to the following table:

Account Daily Balance	Factor
The first [ ] Tonnes	[	]%
The next [ ] Tonnes	[	]%
Each Tonne in excess of [ ]	[	]%

provided, however, that the fees determined as provided above shall be reduced by 25% commencing on such day on which the Sponsor has determined that the Custodian is in breach of its obligations under Section 11(e) below and has communicated such determination by written notice to the Custodian and the Trustee and continuing until the Sponsor has provided written notice to the Custodian and the Trustee that such reduction is no longer in effect.

11. Termination; exclusivity.

(a) Each party to this Agreement shall have the right to designate a Termination Date by a written notice sent to the other parties at least one year prior to the date designated by such party as the Termination Date; provided, that if a Custodian Performance Breach, Purchaser Performance Breach or Trustee Performance Breach (the applicable breaching party, the “Party in Breach”) shall occur and be continuing, then the respective Affected Party shall have the right to designate a Termination Date by prior written notice given to the Party in Breach at least 60 Business Days prior to the date designated by such party as the Termination Date; and provided, further, that (i) Custodian shall be entitled to designate a Termination Date in written notice given to Trustee at least 60 Business Days prior to such Termination Date if, following the termination of the obligations of Purchaser under Section 13 of this Agreement, Trustee enters into a replacement arrangement with a third party (the “Replacement Purchaser”) and any transaction between Custodian and such Replacement Purchaser would be unlawful or, as determined in good faith by an officer of Custodian, in violation of, or inconsistent with, Custodian’s written policies and procedures; and (ii) Purchaser shall be entitled to designate a Termination Date in written notice given to Trustee at least 60 Business Days prior to such Termination Date if, following the termination of Custodian’s obligation to accept delivery of any additional Copper hereunder, Trustee enters into a replacement arrangement with a third party (the “Replacement Custodian”) and any transaction between Purchaser and such Replacement Custodian would be unlawful or, as determined in good faith by an officer of Purchaser, in violation of, or inconsistent with, Purchaser’s written policies and procedures.

(b) Following a Termination Date (other than a Termination Date designated in a notice given to or by Purchaser as provided in Section 11(a) above): (i) Custodian shall not be required to accept delivery of any additional Copper at any Approved Location or elsewhere except for purchase orders for Shares of the Trust then in process of settlement; (ii) Trustee shall continue to be responsible for the payment of the Custodian’s Fee in respect of any Property held in the Account; (iii) Custodian shall remain subject to the provisions of this Agreement with respect to any Property that remains in Custodian’s facilities; (iv) as long as any Property remains in Custodian’s facilities, Trustee will not sell or deliver in connection with redemptions of shares any Copper held elsewhere by the Trust; (v) should Trustee decide to re-locate the Trust’s Copper held at Custodian’s facilities, Custodian will (at the expense of the Trust and subject to any and all laws, rules and regulations of any governmental or regulatory authority and to any obligations Custodian may have to the LME under the LME Warehouse Agreement) cooperate with any reasonable request of Trustee to expedite the process of such removal; and (vi) if the amount of the Trust’s Copper held at any Approved Location shall fall below 25% of applicable Capacity, Custodian may either at its expense and risk remove all such Copper and relocate it to another Approved Location, or substitute pursuant to Section 4(e) of this Agreement such Copper for Copper stored at another Approved Location (in which case Trustee’s approval shall not be unreasonably withheld or delayed).

(c) Following a Termination Date designated in a notice given to or by Purchaser as provided in Section 11(a) above, Purchaser’s obligation to effect purchases, and Trustee’s obligation to effect deliveries, pursuant to Section 13 hereof shall terminate; provided, however, that the obligations of Purchaser and Trustee in respect of transactions entered into prior to such Termination Date shall remain in full force and effect (subject to any applicable conditions in Section 13(c)).

(d) The provisions of Sections 7, 9, 11 and 14 hereof shall survive the termination of this Agreement.

(e) Custodian promises and agrees that, except to the extent otherwise required by the terms of the LME Warehouse Agreement or applicable law, as long as (1) shares of the Trust are publicly traded in, and the primary listing therefor is an exchange located in, the United States of America, (2) the total market capitalization of the Trust as of [            ] exceeds [            ]% of the aggregate market capitalization as of the same date[s]of all physical copper-based investment vehicles (including the Trust) the shares of which are primarily listed for trading in the United States of America, and (3) no Termination Date shall have been designated, Custodian shall not knowingly provide warehousing services to any such copper-based investment vehicle other than the Trust.

(f) Trustee agrees that:

(i) it shall not enter into any agreement or arrangement with any other person or entity (other than Custodian) which would provide copper custodial or warehousing services for the Trust, unless (1) a Termination Date has been designated pursuant hereto and (2) Trustee has complied with any applicable obligations under clause (iii) below;

(ii) except as provided in Section 3(i)(v) or as provided in the proviso to Section 11(a), it shall not designate a Termination Date that falls prior to the tenth anniversary of the date of this Agreement;

(iii) if it designates a Termination Date at any time after such tenth anniversary (other than as provided in Section 3(i)(v) or as provided in the proviso to Section 11(a)), it shall not thereafter retain any other person to provide the custodial or warehousing services contemplated hereby unless (i) Trustee has given to Custodian written notice of its intent to retain such other person and the terms under which such person would be retained and (ii) Custodian has failed to agree, within 10 Business Days, to provide such custodial and warehousing services to Trustee on the same or better terms; and

(iv) it shall not enter into any agreement or arrangement with any other person or entity (other than Purchaser) which would provide services for Trustee or the Trust materially the same as those performed by the Purchaser, unless a Termination Date has been designated pursuant hereto;

provided, however, that in the event that (1) a Custodian Performance Breach shall occur and is continuing or (2) Custodian shall breach its obligations under Section 7.2 of the LME Warehouse Agreement in connection with any facility at which any Property is maintained pursuant hereto and shall fail to relocate the relevant Copper as required in Section 3(g), Section 11(f)(i) and Section 11(f)(iii) shall no longer be applicable to Trustee.

(g) Each of Purchaser and Custodian agrees that, except as provided in the proviso to Section 11(a), it shall not designate a Termination Date that falls prior to the tenth anniversary of the date of this Agreement.

12. Confidentiality. Subject to the other sentences of this Section 12, each party shall respect the confidentiality of information acquired by it under this Agreement and will not, without the consent of the other parties, disclose to any person any information acquired under this Agreement, provided that nothing in this Agreement shall prevent or condition the filing with the United States Securities and Exchange Commission a copy of this Agreement in connection with the registration of the offering of its shares by the Trust, or any filing necessary or appropriate in reducing or eliminating liability for any tax or other governmental charge. Each party accepts that from time to time the other party may be required by law or applicable rules or regulations, or if requested by a government department or agency, fiscal body or regulatory authority (including the LME), to disclose information acquired under this Agreement. In addition, the disclosure of such information may be required by a party’s auditors, by its legal or other advisors or by a company that is in the same group of companies as a party (e.g., a subsidiary or holding company of a party). Each party irrevocably authorizes the other parties to make such disclosures.

13. Sales of Copper to Purchaser.

(a) Purchaser hereby agrees, as long as there is sufficient Copper in the Account, to purchase from the Trust, on the date of this Agreement and on each day thereafter on which an LME Bid Price is announced, the Copper Expense Equivalent corresponding to such day, at a price equal to the LME Bid Price so announced on such day (expressed in U.S. dollars per Tonne).

(b) The Copper Expense Equivalent as of any day on which an LME Bid Price is announced shall be determined by Trustee, and Trustee shall provide notice thereof to Custodian and Purchaser prior to [            ] p.m. (New York City time) on such day.

(c) Subject to Purchaser’s receipt of the Copper purchased as provided in Section 13(d) below, Purchaser shall pay to the order of Trustee the purchase price of such Copper [on the last day of the calendar month on which the purchase takes place].

(d) The Trustee will deliver to Purchaser any Copper purchased pursuant to this Section 13 by causing Custodian to credit such Copper to Purchaser’s account; provided, however, that neither the Trustee nor Custodian shall have any obligation to physically deliver to Purchaser any parcel of Copper purchased under this Section 13 except as provided in Section 13(e) below; and provided, further, that any Copper sold to Purchaser by the Trustee pursuant to this Section 13 shall be free and clear of any lien, claim or encumbrance of any nature whatsoever in favor of any party other than Purchaser (except that (i) any such Copper may be subject to any lien, claim or encumbrance in favor of the Custodian that the Custodian may have pursuant to this Agreement securing a payment obligation of Purchaser and (ii) in the case of any such Copper that is co-owned by Purchaser and the Trust, such Copper may be subject to such co-ownership interest).

(e) The Trustee, Purchaser and Custodian acknowledge that, in addition to the purchases of Copper specified above, Purchaser may from time to time pursuant to the Equalization Facility Agreement either (1) transfer on behalf of Authorized Participants Copper to Custodian for deposit into the Account, or (2) acquire from an Authorized Participant Copper distributed by the Trust to such Authorized Participant upon the redemption of shares of the Trust, and agree that:

(A) Purchaser and Custodian shall jointly identify the specific parcels of Copper held in the Account in which Purchaser has an ownership interest as a result of the transactions referred to above;

(B) physical delivery to Purchaser of Copper held in the Account will only take place when the aggregate of all Copper theretofore acquired by, but not delivered to, Purchaser pursuant to this Section 13, together with the net balance of Copper purchased or sold by Purchaser pursuant to the Equalization Facility Agreement, reaches an amount which Custodian determines, by taking into account the physical inventory of Copper credited to the Account, can be delivered in physical form in whole warrantable lots and until such delivery, Purchaser and the Trust will be co-owners (pro rata, in proportion to their respective interest therein) of such parcels of Copper as Custodian and Purchaser shall have jointly identified as provided above; and

(C) once Copper has been identified by Custodian and Purchaser as provided above, all subsequent purchases by Purchaser hereunder shall be of additional portions of the same parcel, until such parcel has been purchased in full by Purchaser (it being the express intent of the parties to minimize, to the extent possible, the Copper co-owned by Purchaser and the Trust).

(f) The Trust and Purchaser covenant and agree that, prior to the dissolution of the Trust or the termination of this Agreement, neither party shall seek, judicially or otherwise, the termination of their co-ownership with respect to specific parcels of Copper.

(g) Neither Purchaser nor any of its directors, employees, agents or affiliates shall incur any liability to Custodian, Trustee or the Trust if by reason of any provision of any present or future law, rule or regulation of the United States or any other country, or of any governmental or regulatory authority (which, for purposes of this Agreement, includes the LME), or by reason of an act of God or war or terrorist or other unanticipated circumstance beyond the reasonable control of Purchaser, Purchaser is prevented or forbidden from, or would be subject to civil or criminal penalty on account of, or is delayed in, doing or not doing any act or thing which the terms of this Agreement provide that shall be done or not done by Purchaser and, as a result thereof, Purchaser does not do or perform such act or thing, or does or performs such act or thing at a later time than would be required hereunder, provided, however, that this Section shall not prevent any Affected Party from declaring a Purchaser Performance Breach.

14. Choice of Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York, without giving effect to conflict of laws principles other than the provisions of Section 5-1401 of New York’s General Obligations Law. All actions and proceedings relating to or arising from, directly or indirectly, this Agreement may be brought by Trustee in courts located within the City and State of New York, and shall be litigated only in courts located within the City and State of New York if brought by Custodian against Trustee. The parties hereto hereby waive the right to a trial by jury in any such action or proceeding brought by Trustee, Custodian or Purchaser. Each of Trustee, Purchaser and Custodian hereby submits to the personal jurisdiction of such courts and Custodian also submits to the personal jurisdiction of any court or administrative agency in which any action or proceeding is brought by any person (other than Custodian) against Trustee, relating to or arising from, directly or indirectly, any act or omission of Custodian under this Agreement.

If any party hereto does not maintain an office in The City of New York, such party shall appoint and maintain an agent located in The City of New York upon whom process may be served in any action or proceeding which may be instituted by any other party hereto or by any other person in any court or administrative agency relating to or arising from, directly or indirectly, any act or omission of such party under this Agreement. If a party hereto is required to maintain an agent for service of process under the preceding sentence, such party shall notify the other parties of the appointment of that agent and provide such other parties with evidence of acceptance by that agent of that appointment. Service of process upon such agent at the office of such agent for service of process shall be deemed in every respect effective service of process upon the party appointing such agent in any such action or proceeding. Each party hereto further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue in force such designation and appointment of such agent or its successor.

15. Legal Opinion. Each of Purchaser and Custodian will furnish to Trustee, and Trustee will furnish to Purchaser and Custodian, one or more opinions of counsel addressed to, and reasonably acceptable to, the recipient(s) and dated the date hereof to the effect that:

(a) its execution, delivery and performance of this Agreement have been duly authorized by it and does not and will not violate any applicable law or regulation and does not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained; and

(b) this Agreement has been duly executed and delivered it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

16. Procedures; Trust Agreement. Trustee and Custodian agree that the provisions of the Procedures are hereby incorporated into and made a part of this Agreement and each of Trustee and Custodian agrees to comply with the Procedures (except that for the purposes of this Agreement, nor party will be an “Authorized Participant” under the Procedures if such party does not satisfy the definition of “Authorized Participant” hereunder). Custodian acknowledges that Trustee may modify the Procedures from time to time upon reasonable advance notice; provided, that Trustee will not modify the Procedures in any way that changes the obligations of Custodian without Custodian’s prior written consent. Trustee further agrees that, without the prior written consent of Purchaser or Custodian (as applicable), it will not agree to an amendment to the Trust Agreement that changes the obligations of Purchaser or Custodian unless the Trustee determines, in its sole discretion, that the failure to agree to any amendment will be a breach of the Trustee’s fiduciary duties.

17. No Advice. The duties and obligations of each of Custodian and Purchaser under this Agreement do not include providing Trustee with investment or trading advice. In asking Custodian to open and maintain the Account, Trustee represents that it does so in compliance with the provisions of the Trust Agreement and Custodian and Purchaser shall not owe to Trustee any duty to exercise any judgment on behalf of Trustee as to the merits or suitability of any deposits into, or withdrawals from, the Account.

18. Miscellaneous. Except as otherwise specifically provided in this Agreement, this Agreement may not be amended nor may any provision hereof be waived except by a writing signed by the party against whom enforcement is sought. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns; provided, that this Agreement shall not be assignable by any party without the prior written consent of the others, and provided further that, if there is a change in the identity of the Trustee under the Trust Agreement, the Custodian and retiring Trustee shall execute such documents and shall take such actions as the new Trustee and the retiring Trustee may reasonably require for the purpose of vesting in the new Trustee the rights and obligations of the retiring Trustee, and releasing the retiring Trustee from any future obligations, under this Agreement. This Agreement and the Procedures contain the entire agreement among the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect. The captions included in this Agreement are included only for the convenience of the parties and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed by their respective officers thereunto duly authorized.

METRO INTERNATIONAL TRADE SERVICES LLC

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee of the iShares® Copper Trust

By:
Name:
Title:

J. ARON & COMPANY

By:
Name:
Title:

SCHEDULE A-1

AUTHORIZED PERSONS OF TRUSTEE

Dated [            ], 20[    ]

The names, titles and specimen signatures of the “Authorized Persons” of Trustee are as follows:

Name	Title	Signature

SCHEDULE A-2

AUTHORIZED PERSONS OF CUSTODIAN

Dated [            ], 20[    ]

The names, titles and specimen signatures of the “Authorized Persons” of Custodian are as follows:

Name	Title	Signature

SCHEDULE A-3

AUTHORIZED PERSONS OF PURCHASER

Dated [            ], 20[    ]

The names, titles and specimen signatures of the “Authorized Persons” of Purchaser are as follows:

Name	Title	Signature

SCHEDULE B

NOTICES

Dated [ ], 20[ ]

If to Trustee:	[Exchange Traded Funds Division]
The Bank of New York Mellon
2 Hanson Place – Floor 9
Brooklyn, New York 11217
U.S.A.
	Attention:	[ ]
	Telephone:	(866) 874-4125
	Facsimile:	[ ]
	e-mail:	[ ]

If to Custodian:	Metro International Trade Services LLC
6850 Middlebelt Road
Romulus, Michigan 49174
Attention:
	Telephone:	[ ]
	Facsimile:	[ ]
	e-mail:	[ ]

If to the Sponsor:	BlackRock Asset Management International Inc.
400 Howard Street
San Francisco, CA 94105
Attn: Product Management Team and Intermediary Investor and Exchange-Traded Products
Department
Telephone: [ ]
Facsimile: [ ]
e-mail: [ ]

If to Purchaser:	J. Aron & Company
[ ]
	Attention:	[ ]
	Telephone:	[ ]
	Facsimile:	[ ]
e-mail: [ ]